PRICING SUPPLEMENT                                         File No. 333-122639
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2475


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Principal Amount:         $400,000,000

Issue Price:              100.00%

CUSIP Number:             59018YWD9

Interest Rate:            4.25% per annum

Original Issue Date:      September 14, 2005

Stated Maturity Date:     September 14, 2007

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
Interest Payment Dates:   March 14th and September 14th of each year, commencing on March 14, 2006 subject to the following Business Day convention.

Repayment at the Option
of the Holder:            The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:           The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                     The Notes will be issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank, N.A.

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan & Company,
                          Inc. and Rzmirez & Co., Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated September 9, 2005 (the "Agreement"), between Merrill
                          Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                    Principal Amount of the Notes
                          ------------                                    -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith               $392,000,000
                                      Incorporated
                          Morgan Keegan & Company, Inc.                         $4,000,000
                          Ramirez & Co., Inc.                                   $4,000,000
                                                                                ----------
                                                                              $400,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:    0.175%

Dated:                    September 9, 2005
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